Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR THIRD QUARTER OF FISCAL 2011

WALTHAM, Mass., – June 7, 2011 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its third quarter of fiscal year 2011 ended April 30, 2011.

Financial Summary

•	Net revenue of $207.1 million, a decrease of 3.1% compared to the third quarter of fiscal 2010

•	Gross margin as a percentage of revenue of 9.8% compared to 11.5% in the third quarter of fiscal 2010

•	Operating loss of $1.6 million compared to operating income of $1.3 million in the third quarter of fiscal 2010

•	Net loss of $5.1 million, or $0.12 per share, compared to a net loss of $3.4 million, or $0.08 per share, in the third quarter of fiscal 2010

•	Non-GAAP operating income of $4.3 million compared to $8.3 million in the third quarter of fiscal 2010

•	Free cash flow from operations of $2.1 million compared to $535 thousand in the third quarter of fiscal 2010

Consolidated Financial Results

“Revenue results for the third quarter were in line with our expectations and included double digit growth in revenue from new programs,” said Joseph C. Lawler, chairman, president and chief executive officer of ModusLink Global Solutions. “However, we continued to experience the aftereffects of the economic recession. Compared to the same period last year, revenue and profitability in the third quarter of fiscal 2011 reflect unfavorable pricing, clients using less material in their product packaging and a less profitable revenue mix resulting from lower revenue from our operations in Asia.

“Looking forward, we will continue to execute our plan to put ModusLink on a trajectory of sustained growth in revenue, profit and free cash flow. Our actions are prioritized on investing in sales and marketing, which we expect will drive future revenue growth and margin improvement. In addition, we continue to focus on reducing costs and improving the financial performance of our aftermarket services related businesses,” continued Lawler.

Net revenue for the third quarter of fiscal 2011 was $207.1 million, a decrease of 3.1% compared to net revenue of $213.7 million reported in the third quarter of fiscal 2010. Revenue generated from new programs for the third quarter of 2011 was $20.9 million, an increase of 20.1% compared to the third quarter of fiscal 2010(1). Revenue from base business in the third quarter of fiscal 2011 was $186.2 million, a decrease of 5.1% compared to the same period a year ago, as a result of lower volumes from certain client programs, pricing and clients using less materials in their packaged products.

For the third quarter of fiscal 2011, gross profit was $20.2 million, or 9.8% of revenue, compared to $24.6 million, or 11.5% of revenue, in the third quarter of the previous year. The decrease in gross margin as a percentage of revenue in the third quarter of fiscal 2011 was primarily due to a less profitable revenue mix and pricing.

The Company reported an operating loss of $1.6 million for the third quarter of fiscal 2011 compared to operating income of $1.3 million in the third quarter of fiscal 2010. The lower operating results were principally due to lower revenue and gross margin compared to the third quarter of the prior year.

Other income (expense) was an expense of $2.1 million in the third quarter of fiscal 2011 compared to an expense of $1.4 million in the third quarter of fiscal 2010. Within other income (expense) were foreign exchange transaction losses of $1.5 million and $1.3 million in the third quarter of fiscal 2011 and fiscal 2010 respectively.

Net loss for the third quarter of 2011 was $5.1 million, or ($0.12) per share, compared to net loss of $3.4 million, or ($0.08) per share, for the same period in fiscal 2010. Included in results for the third quarter of fiscal 2010 was a loss from discontinued operations of $2.3 million, or ($0.05) per share, primarily due to updated sublease assumptions for a facility no longer being utilized for operations by the Company.

When excluding net charges related to depreciation, amortization of intangibles, share-based compensation and restructuring charges, the Company reported non-GAAP operating income of $4.3 million for the third quarter of fiscal 2011, a decrease from $8.3 million in the third quarter of fiscal 2010.

ModusLink had working capital of approximately $189.3 million as of April 30, 2011, compared to $222.6 million at July 31, 2010 and $221.3 million at April 30, 2010. Included in working capital as of April 30, 2011 were cash, cash equivalents and marketable securities totaling $119.3 million compared to $161.6 million at July 31, 2010 and $160.2 million at April 30, 2010. In the third quarter of fiscal 2011, ModusLink paid a special cash dividend of $40 million in aggregate, which was funded by cash on the Company’s balance sheet. The special dividend was paid to ModusLink stockholders on March 31, 2011. The Company concluded the quarter with no outstanding bank debt.

For the third quarter of fiscal 2011, net cash provided by operating activities of continuing operations was $4.7 million and additions to property and equipment were $2.6 million, and therefore free cash flow from operations was $2.1 million compared to $535 thousand in the same period in 2010.

“We continue to maintain a strong balance sheet and effectively manage working capital, which enabled ModusLink to generate free cash flow from operations during the third quarter of fiscal 2011,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “Moving forward, we continue to analyze every aspect of our infrastructure and processes to identify opportunities for cost reduction and improved efficiency.”

Outlook

For the fourth quarter of fiscal 2011, the Company expects revenue to be similar to revenue reported in the third quarter of fiscal 2011. In addition, the Company continues to expect gross margin as a percentage of revenue in the second half of fiscal 2011 to be higher than results in the first half of the year.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2011 third quarter results at 5:00 p.m. ET on June 7, 2011. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK) designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket and e-Business solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We seamlessly integrate these critical functions with global, multichannel e-Business initiatives and aftermarket programs. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenue. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release. The Company defines “Free cash flow from operations” as net cash provided by (used in) operating activities of continuing operations less additions to property and equipment as shown on the Company’s consolidated statements of cash flows. Management considers free cash flow from operations to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects net cash generated from operations. Free cash flow from operations is not a measure determined in accordance with GAAP and may not be defined and calculated by other companies in the same manner. A table reconciling “Free cash flow from operations” to the GAAP measures of net cash provided by (used in) operating activities of continuing operations less additions to property and equipment is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc.

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s ability to execute on its plan for sustained growth in revenue, profit and free cash flow, the Company’s investments in sales and marketing and the impact thereof on revenue and gross margins, the Company’s ability to reduce costs and realize improved efficiencies, the Company’s ability to improve the performance of its aftermarket services related businesses, and the Company’s current expectations regarding revenue in the fourth quarter of fiscal 2011 and gross margin in the second half of fiscal 2011. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its free cash flow from operations and cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the impact on revenue and gross margins as a result of changes in client product volumes, form factor and product and geographic revenue mix; potential acquisitions may not be available on terms acceptable to the Company or at all; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Director

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2011	July 31, 2010	April 30, 2010
Assets:
Cash and cash equivalents	$119,120	$161,364	$159,897
Available-for-sale securities	130	270	335
Accounts receivable, trade, net	135,622	159,768	146,203
Inventories, net	83,263	74,096	66,270
Prepaid expenses and other current assets	13,803	14,226	12,020

Total current assets	351,938	409,724	384,725

Property and equipment, net	49,935	52,906	54,857
Investments in affiliates	14,073	13,016	13,022
Goodwill	3,058	16,207	42,007
Other intangible assets, net	5,736	24,173	25,852
Other assets	10,402	9,760	10,140

Total assets	$435,142	$525,786	$530,603

Liabilities:
Current installments of obligations under capital leases	$38	$40	$46
Accounts payable	111,000	132,098	108,730
Current portion of accrued restructuring	1,618	2,632	5,611
Accrued income taxes	—	48	1,260
Accrued expenses	40,314	45,729	41,103
Other current liabilities	7,995	4,773	4,696
Current liabilities of discontinued operations	1,686	1,791	1,992

Total current liabilities	162,651	187,111	163,438

Long-term portion of accrued restructuring	299	1,000	1,276
Obligations under capital leases, less current installments	3	29	43
Other long-term liabilities	16,122	15,656	15,686
Non-current liabilities of discontinued operations	2,241	3,289	3,575

	18,665	19,974	20,580
Stockholders' equity	253,826	318,701	346,585

	$435,142	$525,786	$530,603

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended April 30,			Nine months ended April 30,
	2011	2010	Fav (Unfav)	2011	2010	Fav (Unfav)
Net revenue	$207,140	$213,697	-3.1%	$677,668	$695,864	-2.6%
Cost of revenue	186,906	189,090	1.2%	611,689	603,708	-1.3%

Gross profit	20,234	24,607	-17.8%	65,979	92,156	-28.4%

	9.8%	11.5%	-1.7%	9.7%	13.2%	-3.5%
Operating expenses:
Selling, general and administrative	20,788	21,395	2.8%	63,797	68,270	6.6%
Amortization of intangible assets	1,062	1,657	35.9%	4,420	4,628	4.5%
Impairment of goodwill & intangible assets	—	—	0.0%	27,166	—	-100.0%
Restructuring, net	—	260	100.0%	1,201	425	-182.6%

Total operating expenses	21,850	23,312	6.3%	96,584	73,323	-31.7%

Operating income (loss)	(1,616)	1,295	-224.8%	(30,605)	18,833	-262.5%
Other expense	(2,088)	(1,445)	-44.5%	(5,514)	(3,819)	-44.4%

Income (loss) from continuing operations before income taxes	(3,704)	(150)	-2369.3%	(36,119)	15,014	-340.6%
Income tax expense	1,331	942	-41.3%	3,772	4,997	24.5%

Income (loss) from continuing operations	(5,035)	(1,092)	-361.1%	(39,891)	10,017	-498.2%
Discontinued operations:
Loss from discontinued operations	(91)	(2,334)	96.1%	(239)	(2,319)	89.7%

Net Income (loss)	$(5,126)	$(3,426)	-49.6%	$(40,130)	$7,698	-621.3%

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations per share	$(0.12)	$(0.03)	-300.0%	$(0.92)	$0.22	-518.2%
Income (loss) from discontinued operations per share	$—	$(0.05)	100.0%	$(0.01)	$(0.05)	80.0%

Net income (loss) per share	$(0.12)	$(0.08)	-50.0%	$(0.93)	$0.17	-647.1%

Shares used in computing basic earnings (loss) per share	43,303	43,730		43,289	44,256

Shares used in computing diluted earnings (loss) per share	43,303	43,730		43,289	44,408

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	April 30, 2011	April 30, 2010	April 30, 2011	April 30, 2010
Net revenue:
Americas	70,784	73,245	227,877	228,910
Asia	57,112	60,107	177,404	203,196
Europe	63,695	62,400	219,494	218,773
TFL	6,415	8,937	23,943	13,705
All other	9,134	9,008	28,950	31,280

	$207,140	$213,697	$677,668	$695,864

Operating income (loss):
Americas	(3,187)	(3,907)	(24,579)	(8,686)
Asia	6,920	11,303	19,957	41,504
Europe	(2,170)	(1,376)	(1,086)	(2,338)
TFL	(275)	(307)	(14,847)	(734)
All other	485	(902)	1,488	141

	1,773	4,811	(19,067)	29,887
Other reconciling items	(3,389)	(3,516)	(11,538)	(11,054)

	$(1,616)	$1,295	$(30,605)	$18,833

Non-GAAP operating income (loss):
Americas	(1,555)	(1,763)	(2,391)	(1,540)
Asia	8,542	13,099	25,485	46,802
Europe	(570)	353	3,681	2,374
TFL	(197)	(23)	(2,814)	(223)
All other	958	(427)	2,944	1,599

	7,178	11,239	26,905	49,012
Other reconciling items	(2,882)	(2,910)	(9,783)	(9,162)

	$4,296	$8,329	$17,122	$39,850

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, long-lived asset impairment, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

NON-GAAP Operating income	$4,296	$8,329	$17,122	$39,850

Adjustments:
Depreciation	(4,128)	(4,217)	(12,321)	(12,668)
Amortization of intangible assets	(1,062)	(1,657)	(4,420)	(4,628)
Impairment of goodwill & intangible assets	—	—	(27,166)	—
Share-based compensation	(722)	(900)	(2,619)	(3,296)
Restructuring, net	—	(260)	(1,201)	(425)

GAAP Operating income (loss)	$(1,616)	$1,295	$(30,605)	$18,833

Other expense	(2,088)	(1,445)	(5,514)	(3,819)
Income tax expense	(1,331)	(942)	(3,772)	(4,997)
Loss from discontinued operations	(91)	(2,334)	(239)	(2,319)

Net income (loss)	$(5,126)	$(3,426)	$(40,130)	$7,698

Reconciliation for other non-GAAP measure:

			Three months ended April 30,
			2011	2010
Net cash provided by operating activities of continuing operations			$4,744	$3,658
Additions to property and equipment			(2,596)	(3,123)

Free cash flow from operations			$2,148	$535